UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2006

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 8.01               Other Events.

                Consistent with each of the prior four calendar quarters, Walter Industries, Inc. (the “Company”) announces that its 3.75% Convertible Senior Subordinated Notes due 2024 (the “Convertible Notes”) are convertible, having satisfied the common stock sale price condition. As a result of the satisfaction of this condition, holders may convert their Convertible Notes into shares of the Company’s common stock at any time on or prior to 5:00 p.m., New York City time on March 31, 2006. The Convertible Notes may be convertible during future time periods if this or other conditions to conversion are satisfied. Conversion notifications are disclosed in filings with the Securities and Exchange Commission on Form 8-k, which are posted on the Company’s web site at www.walterind.com.

Pursuant to the terms of the indenture under which the Convertible Notes were issued in April 2004, the Convertible Notes are currently convertible at a rate of 56.0303 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to conversion price of $17.85 per share). The Company has the option to satisfy all or a portion of its conversion obligation in cash. Cash will be paid in lieu of fractional shares. If all outstanding Convertible Notes were surrendered for conversion and if the Company elected to satisfy the entire conversion solely with shares, the aggregate number of shares of common stock issued would total approximately 9.8 million.

The Convertible Notes were also subject to conversion at the option of the holders during prior periods. The Company received one conversion request in the principal amount of $500,000.00 in the period ending December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Title:	Victor P. Patrick
Sr. Vice President, General Counsel
and Secretary

Date:  January 3, 2006